NEUBERGER&BERMAN EQUITY TRUST
                              DECLARATION OF TRUST
                                   SCHEDULE A


SERIES                                      DATE MADE PARTY TO AGREEMENT
------                                      ----------------------------

Neuberger&Berman Focus Trust                       May 11, 1993

Neuberger&Berman Genesis Trust                     May 11, 1993

Neuberger&Berman Guardian Trust                    May 11, 1993

Neuberger&Berman Manhattan Trust                   May 11, 1993

Neuberger&Berman Partners Trust                    May 11, 1993

Neuberger&Berman NYCDC Socially                    March 7, 1994
Responsive Trust

Neuberger&Berman International Trust               August 30, 1997

Neuberger&Berman Millennium Trust                  October 19, 1998


DATED:  October 19, 1998